EXHIBIT 99.1

NGL Energy Partners LP Announces Record Third Quarter Fiscal 2020 Financial Results

TULSA, Okla.--(BUSINESS WIRE)--February 6, 2020--NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” “we,” or the “Partnership”) today reported income from continuing operations for the quarter ended December 31, 2019 of $49.1 million, compared to income from continuing operations of $97.2 million for the quarter ended December 31, 2018. For the nine months ended December 31, 2019, the Partnership reported income from continuing operations of $42.5 million, compared to a loss from continuing operations of $137.3 million for the nine months ended December 31, 2018.

“Our transformation to a simpler business model with improved predictability of cash flows and reduced volatility in earnings is substantially complete,” stated Mike Krimbill, the Partnership’s CEO.  “During this quarter, our Water Solutions segment closed the Hillstone acquisition, which added important long-term acreage dedications and minimum volume commitments with some of the highest quality producers in the Delaware Basin. Additionally, we exited another portion of our Refined Products and Renewables segment, further streamlining our business and reducing working capital debt.  Overall, this was a tremendous quarter from an operating standpoint as we transported almost 1.6 million barrels per day of produced water on our systems and 134,000 barrels per day of crude oil on Grand Mesa Pipeline.  Our Liquids segment had a particularly strong quarter as we optimized our expanded asset position, which includes 27 terminals and approximately 5,000 rail cars. Our results for the quarter illustrate the benefit of asset diversification across our three primary business units and we look forward to continuing to build each of these businesses in the coming quarters.”

Highlights for the quarter include:

•	Acquisition of Hillstone Environmental Partners, LLC (“Hillstone”) completed on October 31, 2019 for a total purchase price of $642.5 million; acquired assets include the following:

◦
Minimum volume commitments and long-term dedications covering over 110,000 contracted acres, including a 20-year Poker Lake acreage dedication with XTO Energy, a 10-year acreage dedication, including first call rights, with a leading independent exploration and production company, and multiple contracts with one of the largest crude oil and natural gas exploration and production companies in the United States;

◦	19 saltwater disposal wells, representing approximately 580,000 barrels per day of permitted disposal capacity;

◦	A network of produced water pipelines with approximately 680,000 barrels per day of transportation capacity; and

◦	22 permits to develop another 660,000 barrels per day of disposal capacity

•	Income from continuing operations for the third quarter of Fiscal 2020 of $49.1 million, compared to $97.2 million for the third quarter of Fiscal 2019

•	Adjusted EBITDA from continuing operations for the third quarter of Fiscal 2020 of $200.5 million, compared to $131.3 million for the third quarter of Fiscal 2019

•	Issued 9.00% Class D Preferred Units for gross proceeds of $200.0 million to fund a portion of the Hillstone acquisition

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA from continuing operations by operating segment for the periods indicated:

	Quarter Ended
	December 31, 2019		December 31, 2018
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$28,696	$55,575	$32,022	$50,693
Liquids	64,084	69,129	21,532	26,992
Water Solutions	(583)	62,214	86,737	48,250
Refined Products and Renewables	24,954	24,082	20,552	9,118
Corporate and Other	(20,756)	(10,489)	(16,394)	(3,728)
Total	$96,395	$200,511	$144,449	$131,325

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA from continuing operations, a non-GAAP financial measure, for each of our operating segments.

Crude Oil Logistics

Results for the third quarter of Fiscal 2020 improved compared to the same quarter in Fiscal 2019 primarily due to increased volumes on our Grand Mesa Pipeline as a result of additional volumes purchased from third parties and increased production in the DJ Basin. During the three months ended December 31, 2019, financial volumes on the Grand Mesa Pipeline averaged approximately 134,000 barrels per day.

Liquids

Total product margin per gallon was $0.098 for the quarter ended December 31, 2019, compared to $0.049 for the quarter ended December 31, 2018. This increase was primarily the result of higher propane, butane, and other product margins, driven primarily by strong butane sales and increased propane product margins as our inventory values aligned with reduced commodity prices.

Propane volumes increased by approximately 39.4 million gallons, or 9.2%, during the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018. Butane volumes increased by approximately 74.2 million gallons, or 36.7%, during the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018. Butane volumes were augmented by steady volumes at our Chesapeake, Virginia export terminal. Other Liquids volumes increased by approximately 3.0 million gallons, or 2.3%, during the quarter ended December 31, 2019 compared to the same period in the prior year.

Water Solutions

The Partnership processed approximately 1,585,000 barrels of produced water per day during the quarter ended December 31, 2019, a 58.8% increase when compared to approximately 999,000 barrels of produced water per day during the quarter ended December 31, 2018. Water Solutions revenue increased to $121.6 million for the quarter ended December 31, 2019, a 61.3% increase over the comparable prior year quarter as a result of the increase in volume, which was primarily driven by our acquisition of Mesquite Disposals Unlimited, LLC (“Mesquite”) and Hillstone. These increases were partially offset by the sale of our Bakken and South Pecos water disposal businesses during the fiscal year ended March 31, 2019.

Revenues from recovered hydrocarbons, including the impact from realized skim oil hedges, totaled $17.8 million for the quarter ended December 31, 2019, a decrease of $5.5 million from the prior year period. The decrease was primarily due to realized gains on our derivatives of $1.3 million for the quarter ended December 31, 2019 compared to realized gains of $6.1 million for the quarter ended December 31, 2018, and lower skim oil volumes resulting from the sale of our Bakken and South Pecos water disposal businesses. Additionally, the percentage of recovered hydrocarbons per barrel of produced water processed decreased during the quarter ended December 31, 2019, when compared to the quarter ended December 31, 2018, due to an increase in produced water transported through pipelines (which contains less oil per barrel of produced water) and contract structures that allow producers to keep the skim oil recovered from produced water.

Refined Products and Renewables

The Partnership has announced its intention to divest its refined products marketing business in the mid-continent region of the United States (“Mid-Con”) and its gas blending business in the southeastern and eastern regions of the United States (“Gas Blending”). The Partnership completed the sale of certain Mid-Con assets on January 3, 2020. The Partnership determined that these businesses were no longer core to the Partnership’s strategy. The operations of these businesses have been classified as discontinued operations as the exiting of these businesses, along with the sale of TransMontaigne Product Services, LLC (“TPSL”) on September 30, 2019, represent a strategic shift in the Partnership’s operations and will have a significant effect on its operations and financial results going forward. Certain assets and liabilities have also been classified as held for sale.

The results from the Refined Products and Renewables businesses being retained are included in continuing operations for the quarter ended December 31, 2019. These results were positively impacted by the biodiesel tax credit being reinstated in December 2019 for calendar years 2018 and 2019. The tax credit is now effective through December 31, 2022. The total amount of income recognized in earnings from continuing operations totaled $13.8 million during the quarter ended December 31, 2019. An additional amount of $17.3 million was recognized in discontinued operations.

Refined product barrels sold during the quarter ended December 31, 2019 totaled approximately 7.8 million barrels, which was slightly lower than the same period in the prior year. Renewables barrels sold during the quarter ended December 31, 2019 totaled approximately 0.9 million, which was slightly higher than the same period in the prior year.

Corporate and Other

Corporate and Other expenses primarily increased from the comparable prior year period due to costs related to compensation, consulting services and insurance costs as the Partnership has restructured its operations and completed certain acquisitions during this fiscal year.

Capitalization and Liquidity

On October 30, 2019, the Partnership amended its Credit Agreement to adjust the allocation of the commitments of the lenders to make revolving loans thereunder and amend the covenant package. During the quarter, the Partnership also utilized a portion of the accordion feature under its Credit Agreement, whereby two new lenders and one existing lender committed to provide an additional $150.0 million of commitments in total. The Credit Agreement now provides for up to $1.915 billion in aggregate commitments, consisting of (i) a $641.5 million Working Capital Facility for working capital requirements and other general corporate purposes and (ii) a $1.273 billion Expansion Capital Facility for acquisitions, internal growth projects, other capital expenditures and general corporate purposes. Working capital borrowings totaled $447.0 million at December 31, 2019 compared to $896.0 million at March 31, 2019, a decrease of $449.0 million. Expansion capital borrowings totaled $945.0 million, resulting in approximately $1.392 billion outstanding under the revolving credit facility at December 31, 2019.

Total debt outstanding was $3.073 billion at December 31, 2019 compared to $2.161 billion at March 31, 2019, an increase of $912 million due primarily to the redemption of the Partnership’s Class A Preferred Units, the Mesquite and Hillstone acquisitions and the funding of certain capital expenditures, which was partially offset by a reduction in working capital borrowings using proceeds from the sale of TPSL and decreased activity in the Gas Blending and Mid-Con businesses.

The Partnership’s Total Leverage Indebtedness Ratio (as defined in our Credit Agreement) was approximately 5.0x at December 31, 2019. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $417.9 million as of December 31, 2019.

Fiscal 2020 Guidance Update

For Fiscal 2020, the Partnership expects to generate Adjusted EBITDA from continuing operations in a range for each of its operating segments as follows:

	FY 2020 Adjusted EBITDA Ranges
	Low	High
	(in thousands)
Crude Oil Logistics	$215,000	$220,000
Water Solutions	240,000	250,000
Liquids	115,000	120,000
Refined Products and Renewables	35,000	40,000
Corporate and Other	(40,000)	(35,000)
Total Guidance Range	$565,000	$595,000

Third Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 10:00 am Central Time on Thursday, February 6, 2020. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 2980107. An archived audio replay of the conference call will be available for 7 days beginning at 1:00 pm Central Time on February 6, 2020, which can be accessed by dialing (855) 859-2056 and providing access code 4747666.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities, certain legal settlements and other. NGL also includes in Adjusted EBITDA certain inventory valuation adjustments related to its Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss), income (loss) from continuing operations before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and records a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. NGL includes this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, income tax expense, cash interest expense, preferred unit distributions and other. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: Crude Oil Logistics, Water Solutions, Liquids, and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(in Thousands, except unit amounts)

	December 31, 2019	March 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,008	$18,572
Accounts receivable-trade, net of allowance for doubtful accounts of $4,055 and $4,016, respectively	947,534	998,203
Accounts receivable-affiliates	12,445	12,867
Inventories	183,738	136,128
Prepaid expenses and other current assets	90,694	65,918
Assets held for sale	95,093	580,985
Total current assets	1,341,512	1,812,673
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $504,731 and $417,457, respectively	2,704,112	1,828,940
GOODWILL	1,307,055	1,110,456
INTANGIBLE ASSETS, net of accumulated amortization of $603,573 and $503,117, respectively	1,600,555	800,889
INVESTMENTS IN UNCONSOLIDATED ENTITIES	22,236	1,127
OPERATING LEASE RIGHT-OF-USE ASSETS	183,141	—
OTHER NONCURRENT ASSETS	83,944	113,857
ASSETS HELD FOR SALE	—	234,551
Total assets	$7,242,555	$5,902,493
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$846,767	$879,063
Accounts payable-affiliates	29,374	28,469
Accrued expenses and other payables	352,848	107,759
Advance payments received from customers	29,993	8,461
Current maturities of long-term debt	4,835	648
Operating lease obligations	57,091	—
Liabilities held for sale	40,899	226,753
Total current liabilities	1,361,807	1,251,153
LONG-TERM DEBT, net of debt issuance costs of $20,263 and $12,008, respectively, and current maturities	3,068,205	2,160,133
OPERATING LEASE OBLIGATIONS	122,798	—
OTHER NONCURRENT LIABILITIES	104,060	63,542
NONCURRENT LIABILITIES HELD FOR SALE	—	33

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 0 and 19,942,169 preferred units issued and outstanding, respectively	—	149,814
CLASS D 9.00% PREFERRED UNITS, 600,000 and 0 preferred units issued and outstanding, respectively	531,768	—

EQUITY:
General partner, representing a 0.1% interest, 128,477 and 124,633 notional units, respectively	(51,038)	(50,603)
Limited partners, representing a 99.9% interest, 128,348,906 and 124,508,497 common units issued and outstanding, respectively	1,682,071	2,067,197
Class B preferred limited partners, 12,585,642 and 8,400,000 preferred units issued and outstanding, respectively	305,488	202,731
Class C preferred limited partners, 1,800,000 and 0 preferred units issued and outstanding, respectively	42,905	—
Accumulated other comprehensive loss	(248)	(255)
Noncontrolling interests	74,739	58,748
Total equity	2,053,917	2,277,818
Total liabilities and equity	$7,242,555	$5,902,493

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
REVENUES:
Crude Oil Logistics	$690,989	$751,180	$2,048,301	$2,395,064
Water Solutions	121,607	75,458	294,639	231,367
Liquids	685,625	749,433	1,361,781	1,759,772
Refined Products and Renewables	728,028	718,979	2,197,236	2,178,734
Other	280	319	799	1,066
Total Revenues	2,226,529	2,295,369	5,902,756	6,566,003
COST OF SALES:
Crude Oil Logistics	628,443	685,417	1,847,382	2,226,397
Water Solutions	14,004	(39,470)	4,701	(17,309)
Liquids	592,340	707,187	1,205,938	1,668,646
Refined Products and Renewables	700,248	695,033	2,155,247	2,167,458
Other	437	494	1,337	1,481
Total Cost of Sales	1,935,472	2,048,661	5,214,605	6,046,673
OPERATING COSTS AND EXPENSES:
Operating	94,412	60,465	230,610	172,219
General and administrative	29,150	24,759	93,400	86,428
Depreciation and amortization	73,726	53,281	190,593	157,771
(Gain) loss on disposal or impairment of assets, net	(12,626)	(36,246)	(10,482)	71,077
Revaluation of liabilities	10,000	—	10,000	800
Operating Income	96,395	144,449	174,030	31,035
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	534	1,777	277	2,375
Interest expense	(46,920)	(39,151)	(131,814)	(126,776)
Loss on early extinguishment of liabilities, net	—	(10,083)	—	(10,220)
Other (expense) income, net	(226)	1,187	967	(31,415)
Income (Loss) From Continuing Operations Before Income Taxes	49,783	98,179	43,460	(135,001)
INCOME TAX EXPENSE	(677)	(980)	(996)	(2,322)
Income (Loss) From Continuing Operations	49,106	97,199	42,464	(137,323)
(Loss) Income From Discontinued Operations, net of Tax	(6,115)	13,329	(192,800)	433,501
Net Income (Loss)	42,991	110,528	(150,336)	296,178
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	166	307	563	1,170
LESS: NET LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	—	—	—	446
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	$43,157	$110,835	$(149,773)	$297,794
NET INCOME (LOSS) FROM CONTINUING OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$28,895	$67,656	$(123,792)	$(209,928)
NET (LOSS) INCOME FROM DISCONTINUED OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$(6,109)	$13,316	$(192,607)	$433,513
NET INCOME (LOSS) ALLOCATED TO COMMON UNITHOLDERS	$22,786	$80,972	$(316,399)	$223,585
BASIC INCOME (LOSS) PER COMMON UNIT
Income (Loss) From Continuing Operations	$0.23	$0.54	$(0.97)	$(1.71)
(Loss) Income From Discontinued Operations, net of Tax	$(0.05)	$0.11	$(1.52)	$3.53
Net Income (Loss)	$0.18	$0.65	$(2.49)	$1.82
DILUTED INCOME (LOSS) PER COMMON UNIT
Income (Loss) From Continuing Operations	$0.22	$0.53	$(0.97)	$(1.71)
(Loss) Income From Discontinued Operations, net of Tax	$(0.05)	$0.11	$(1.52)	$3.53
Net Income (Loss)	$0.18	$0.64	$(2.49)	$1.82
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	128,201,369	123,892,680	127,026,510	122,609,625
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	129,358,590	125,959,751	127,026,510	122,609,625

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net income (loss) to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Net income (loss)	$42,991	$110,528	$(150,336)	$296,178
Less: Net loss attributable to noncontrolling interests	166	307	563	1,170
Less: Net loss attributable to redeemable noncontrolling interests	—	—	—	446
Net income (loss) attributable to NGL Energy Partners LP	43,157	110,835	(149,773)	297,794
Interest expense	46,946	39,151	131,969	126,930
Income tax expense	676	988	1,015	2,454
Depreciation and amortization	72,939	54,153	191,049	169,235
EBITDA	163,718	205,127	174,260	596,413
Net unrealized losses (gains) on derivatives	16,787	(47,909)	7,851	(30,849)
Inventory valuation adjustment (1)	(370)	(61,665)	(25,555)	(60,497)
Lower of cost or market adjustments	(646)	48,198	(2,465)	47,785
(Gain) loss on disposal or impairment of assets, net	(4,837)	(36,507)	171,757	(337,925)
Loss on early extinguishment of liabilities, net	—	10,083	—	10,220
Equity-based compensation expense (2)	2,213	7,845	27,209	32,575
Acquisition expense (3)	11,419	5,155	18,595	9,270
Revaluation of liabilities (4)	10,000	—	10,000	800
Gavilon legal matter settlement (5)	—	(212)	—	34,788
Other (6)	4,026	2,475	10,681	5,694
Adjusted EBITDA	$202,310	$132,590	$392,333	$308,274
Adjusted EBITDA - Discontinued Operations	$1,799	$1,265	$(35,362)	$3,839
Adjusted EBITDA - Continuing Operations	$200,511	$131,325	$427,695	$304,435
Less: Cash interest expense (7)	43,919	36,922	124,406	119,644
Less: Income tax expense	676	982	995	2,322
Less: Maintenance capital expenditures	16,964	9,521	50,354	33,457
Less: Preferred unit distributions	12,612	11,174	31,484	33,522
Less: Other (8)	515	237	642	546
Distributable Cash Flow - Continuing Operations	$125,825	$72,489	$219,814	$114,944

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. See “Non-GAAP Financial Measures” above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our unaudited condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)
Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, including Mesquite and Hillstone, along with amounts accrued related to the LCT Capital, LLC legal matter (as discussed in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019), partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts for the three months and nine months ended December 31, 2019 represent the non-cash valuation adjustment of our contingent consideration liability issued by us as part of our acquisition of Mesquite (as discussed in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019). Amount for the nine months ended December 31, 2018 represents the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)
Represents the accrual for the estimated cost of the settlement of the Gavilon legal matter (as discussed in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019). We have excluded this amount from Adjusted EBITDA as it relates to transactions that occurred prior to our acquisition of Gavilon LLC in December 2013.

(6)
Amounts for the three months and nine months ended December 31, 2019 and 2018 represent non-cash operating expenses related to our Grand Mesa Pipeline, unrealized losses on marketable securities and accretion expense for asset retirement obligations.

(7)	Amounts represent interest expense payable in cash for the period presented, excluding changes in the accrued interest balance.

(8)	Amounts represents cash paid to settle asset retirement obligations.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended December 31, 2019
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Continuing Operations	Discontinued Operations (TPSL, Mid-Con, Gas Blending)	Consolidated
	(in thousands)
Operating income (loss)	$28,696	$(583)	$64,084	$24,954	$(20,756)	$96,395	$—	$96,395
Depreciation and amortization	17,950	48,074	6,811	132	759	73,726	—	73,726
Amortization recorded to cost of sales	—	—	21	65	—	86	—	86
Net unrealized losses (gains) on derivatives	6,060	11,924	(1,197)	—	—	16,787	—	16,787
Inventory valuation adjustment	—	—	—	(2,099)	—	(2,099)	—	(2,099)
Lower of cost or market adjustments	—	—	—	(18)	—	(18)	—	(18)
Gain on disposal or impairment of assets, net	(182)	(12,176)	(26)	—	(242)	(12,626)	—	(12,626)
Equity-based compensation expense	—	—	—	—	2,213	2,213	—	2,213
Acquisition expense	—	3,967	—	—	7,452	11,419	—	11,419
Other income (expense), net	64	(450)	17	24	119	(226)	—	(226)
Adjusted EBITDA attributable to unconsolidated entities	—	685	17	—	(34)	668	—	668
Adjusted EBITDA attributable to noncontrolling interest	—	(203)	(616)	—	—	(819)	—	(819)
Revaluation of liabilities	—	10,000	—	—	—	10,000	—	10,000
Intersegment transactions (1)	—	—	—	979	—	979	—	979
Other	2,987	976	18	45	—	4,026	—	4,026
Discontinued operations	—	—	—	—	—	—	1,799	1,799
Adjusted EBITDA	$55,575	$62,214	$69,129	$24,082	$(10,489)	$200,511	$1,799	$202,310

	Three Months Ended December 31, 2018
							Discontinued Operations
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Continuing Operations	TPSL, Mid-Con, Gas Blending	Retail Propane	Consolidated
	(in thousands)
Operating income (loss)	$32,022	$86,737	$21,532	$20,552	$(16,394)	$144,449	$—	$—	$144,449
Depreciation and amortization	18,387	27,561	6,412	168	753	53,281	—	—	53,281
Amortization recorded to cost of sales	—	—	37	64	—	101	—	—	101
Net unrealized gains on derivatives	(13,165)	(34,114)	(630)	—	—	(47,909)	—	—	(47,909)
Inventory valuation adjustment	—	—	—	(2,881)	—	(2,881)	—	—	(2,881)
Lower of cost or market adjustments	11,446	—	—	1,572	—	13,018	—	—	13,018
Gain on disposal or impairment of assets, net	(75)	(36,171)	—	—	—	(36,246)	—	—	(36,246)
Equity-based compensation expense	—	—	—	—	7,845	7,845	—	—	7,845
Acquisition expense	—	3,459	—	—	1,696	5,155	—	—	5,155
Other income (expense), net	3	(1,134)	19	(285)	2,584	1,187	—	—	1,187
Adjusted EBITDA attributable to unconsolidated entities	—	1,845	—	—	—	1,845	—	—	1,845
Adjusted EBITDA attributable to noncontrolling interest	—	(33)	(394)	—	—	(427)	—	—	(427)
Gavilon legal matter settlement	—	—	—	—	(212)	(212)	—	—	(212)
Intersegment transactions (1)	—	—	—	(10,359)	—	(10,359)	—	—	(10,359)
Other	2,075	100	16	287	—	2,478	—	—	2,478
Discontinued operations	—	—	—	—	—	—	1,423	(158)	1,265
Adjusted EBITDA	$50,693	$48,250	$26,992	$9,118	$(3,728)	$131,325	$1,423	$(158)	$132,590

	Nine Months Ended December 31, 2019
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Continuing Operations	Discontinued Operations (TPSL, Mid-Con, Gas Blending)	Consolidated
	(in thousands)
Operating income (loss)	$101,018	$34,380	$80,965	$32,242	$(74,575)	$174,030	$—	$174,030
Depreciation and amortization	53,228	114,066	20,651	383	2,265	190,593	—	190,593
Amortization recorded to cost of sales	—	—	67	195	—	262	—	262
Net unrealized losses on derivatives	76	5,887	1,888	—	—	7,851	—	7,851
Inventory valuation adjustment	—	—	—	(264)	—	(264)	—	(264)
Lower of cost or market adjustments	—	—	(1,508)	19	—	(1,489)	—	(1,489)
Gain on disposal or impairment of assets, net	(1,428)	(9,021)	(33)	—	—	(10,482)	—	(10,482)
Equity-based compensation expense	—	—	—	—	27,209	27,209	—	27,209
Acquisition expense	—	3,987	—	—	14,608	18,595	—	18,595
Other income (expense), net	103	(452)	61	(20)	1,275	967	—	967
Adjusted EBITDA attributable to unconsolidated entities	—	685	(5)	—	(170)	510	—	510
Adjusted EBITDA attributable to noncontrolling interest	—	(597)	(1,296)	—	—	(1,893)	—	(1,893)
Revaluation of liabilities	—	10,000	—	—	—	10,000	—	10,000
Intersegment transactions (1)	—	—	—	1,125	—	1,125	—	1,125
Other	9,284	1,247	53	97	—	10,681	—	10,681
Discontinued operations	—	—	—	—	—	—	(35,362)	(35,362)
Adjusted EBITDA	$162,281	$160,182	$100,843	$33,777	$(29,388)	$427,695	$(35,362)	$392,333

	Nine Months Ended December 31, 2018
							Discontinued Operations
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Continuing Operations	TPSL, Mid-Con, Gas Blending	Retail Propane	Consolidated
	(in thousands)
Operating (loss) income	$(36,694)	$97,476	$34,913	$4,516	$(69,176)	$31,035	$—	$—	$31,035
Depreciation and amortization	56,486	79,212	19,339	504	2,230	157,771	—	—	157,771
Amortization recorded to cost of sales	80	—	110	195	—	385	—	—	385
Net unrealized (gains) losses on derivatives	(11,895)	(23,216)	4,183	—	—	(30,928)	—	—	(30,928)
Inventory valuation adjustment	—	—	—	(2,592)	—	(2,592)	—	—	(2,592)
Lower of cost or market adjustments	11,446	—	(504)	1,583	—	12,525	—	—	12,525
Loss (gain) on disposal or impairment of assets, net	105,186	(32,966)	994	(3,026)	889	71,077	—	—	71,077
Equity-based compensation expense	—	—	—	—	32,575	32,575	—	—	32,575
Acquisition expense	—	3,459	161	—	5,696	9,316	—	—	9,316
Other income (expense), net	26	(1,504)	63	(343)	(29,657)	(31,415)	—	—	(31,415)
Adjusted EBITDA attributable to unconsolidated entities	—	2,214	—	476	—	2,690	—	—	2,690
Adjusted EBITDA attributable to noncontrolling interest	—	(119)	(945)	—	—	(1,064)	—	—	(1,064)
Revaluation of liabilities	—	800	—	—	—	800	—	—	800
Gavilon legal matter settlement	—	—	—	—	34,788	34,788	—	—	34,788
Intersegment transactions (1)	—	—	—	11,778	—	11,778	—	—	11,778
Other	4,976	304	49	365	—	5,694	—	—	5,694
Discontinued operations	—	—	—	—	—	—	(1,028)	4,867	3,839
Adjusted EBITDA	$129,611	$125,660	$58,363	$13,456	$(22,655)	$304,435	$(1,028)	$4,867	$308,274

(1)
Amount reflects the intersegment transactions between the continuing businesses within the Refined Products and Renewables segment and TPSL, Mid-Con and Gas Blending that are eliminated in consolidation.

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	11,217	12,333	32,929	35,449
Crude oil transported on owned pipelines (barrels)	12,202	11,820	34,913	31,385
Crude oil storage capacity - owned and leased (barrels) (1)			5,362	5,362
Crude oil inventory (barrels) (1)			866	1,204

Water Solutions:
Produced water processed (barrels per day)
Northern Delaware Basin (2)	845,817	36,147	788,630	14,719
Permian Basin	325,061	461,722	323,217	455,211
Eagle Ford Basin	242,238	282,070	263,064	277,431
DJ Basin	162,456	177,412	167,178	159,980
Other Basins	9,813	41,173	10,976	68,209
Total	1,585,385	998,524	1,553,065	975,550
Solids processed (barrels per day)	6,132	7,284	5,779	6,728
Skim oil sold (barrels per day)	3,429	3,609	3,124	3,516

Liquids:
Propane sold (gallons)	468,332	428,961	975,782	929,401
Butane sold (gallons)	276,046	201,891	588,694	446,340
Other products sold (gallons)	133,392	130,362	377,264	372,282
Liquids storage capacity - owned and leased (gallons) (1)			397,343	399,757
Propane inventory (gallons) (1)			123,265	120,239
Butane inventory (gallons) (1)			50,867	34,488
Other products inventory (gallons) (1)			15,858	8,367

Refined Products and Renewables (continuing operations):
Gasoline sold (barrels)	2,994	3,031	8,978	8,129
Diesel sold (barrels)	4,790	4,818	14,365	14,045
Ethanol sold (barrels)	640	592	1,773	1,757
Biodiesel sold (barrels)	210	237	568	815
Refined Products and Renewables storage capacity - leased (barrels) (1)			189	73
Diesel inventory (barrels) (1)			124	162
Ethanol inventory (barrels) (1)			40	592
Biodiesel inventory (barrels) (1)			134	100

(1)	Information is presented as of December 31, 2019 and December 31, 2018, respectively.

(2)	Barrels per day of wastewater processed by the assets acquired in the Mesquite and Hillstone transaction are calculated by the number of days in which we owned the assets for the periods presented.